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                                                                   EXHIBIT 10.21

                            STOCK OPTION AGREEMENT

DATE:      August 22, 1996

PARTIES:   View Tech, Inc.
           a California corporation                                (Corporation)

           Rolf N. Hufnagel                                         (Consultant)

RECITALS:

     A. WHEREAS, the Consultant is employed by the Windermere Holdings, Inc. ("WHI"), a company retained by the Corporation to provide certain consulting services.

     B. WHEREAS, WHI has been an integral part of the growth and profitability of the Corporation.

     C. WHEREAS, the Corporation desires to grant the Consultant an option to purchase 55,000 shares of the common stock of the Corporation in order to induce the Consultant to remain, in his capacity as an employee of WHI, a consultant to the Corporation and to continue to contribute to the growth and profitability of the Corporation.

AGREEMENTS:

SECTION 1. OPTION

     The Corporation hereby grants to the Consultant the option to purchase 55,000 shares of the authorized but unissued common stock, $0.01 par value, of the Corporation upon the terms and conditions set forth in this agreement.

SECTION 2. PURCHASE PRICE

     The purchase price for shares of stock purchased pursuant to this option shall be $7.25 per share, which was the closing price of the Corporation's common stock on the date hereof as reported by the Nasdaq National Market.

SECTION 3. EXERCISE OF OPTION

     This option may be exercised by the Consultant at any time, or from time to time, as to any part or all of the shares of stock covered by this option, on or before the expiration of three (3) years from the date of this agreement. The option shall be exercised by the Consultant giving notice of such exercise to the Corporation. The notice shall state the number of shares to be purchased.


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SECTION 4. PAYMENT OF PURCHASE PRICE AND ISSUANCE OF STOCK

     4.1 Purchase Price. The purchase price for all shares purchased under this option shall be paid in cash, or a certified bank check or money order, for the full option price. Upon receipt of such funds, the shares purchased shall be issued by the Corporation as fully paid and nonassessable shares in accordance with the provisions of section 4.2 of this Agreement.

     4.2 Issuance of Stock. Following receipt of notice of exercise and payment of the full purchase price, the Corporation shall instruct its transfer agent, U.S. Stock Transfer Corporation, or such other transfer agent as may be employed by the Corporation at the time of exercise, to issue to the Consultant the number of shares requested to be purchased by the Consultant.

SECTION 5. REGISTRATION RIGHTS

     5.1 Registration Rights. At the request of the Consultant, the Corporation hereby agrees to register under the Securities Act of 1933, as amended (the "Act"), the shares underlying options referred to in section 1 of this Agreement in any registration statement relating to the Corporation's securities (other than a registration statement relating solely to securities held or to be held by the Corporation's employees, directors or consultants, or a registration of securities to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with another corporation). The Corporation agrees to give the Consultant reasonable notice regarding the filing of any such registration statement, and the Consultant agrees to notify the Corporation of the number of Consultant's shares to be included in any such registration statement within a reasonable time after receipt of such notice.

     5.2 Terms of Registration Rights. The Corporation shall be obligated to register shares underlying the options referred to in section 1 of this Agreement pursuant to section 5.1 of this Agreement commencing on the date of issuance of the option relating to such shares and until the expiration of two years following the date the option relating to such shares is exercised. However, all such registration rights terminate with respect to unexercised options upon the expiration of such options pursuant to section 6 of this Agreement or the cancellation of such options in accordance with section 9 of this Agreement.

     5.3 Allocation of Expenses. The Corporation hereby agrees to pay all costs and expenses relating to any registration pursuant to section 5.1 of this Agreement, except transfer taxes, if any, fees and expenses of the Consultant's counsel, and the Consultant's pro rata portion of any underwriting non-accountable expense allowance and selling commissions.

     5.4 Rights to Exclude the Consultant's Shares. Notwithstanding the provisions of sections 5.1, 5.2, and 5.3 of this Agreement, if the Corporation's managing underwriter, in connection with any registration statement that would otherwise give rise to registration rights, advises the Corporation that (a) the number of the Consultant's shares requested to be included in such registration statement exceeds the number of shares that can be sold in an orderly manner in such offering or (b) the inclusion of the Consultant's shares would adversely affect the offering, then the Corporation shall be required to include only that number of the Consultant's shares that would not exceed such number or have such adverse effect. The number of Consultant's shares to be included in any such registration statement shall be that number that such

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managing underwriter determines in its sole discretion will not jeopardize the success of the respective offering.

     5.5 Indemnification. The Corporation hereby agrees to indemnify and hold harmless the Consultant from any losses, claims, damages or liabilities to which he may become subject based upon or arising from any registration of the Consultant's common stock pursuant to this Agreement; provided, however, that the Corporation shall not indemnify the Consultant for losses, claims, damages or liabilities resulting from a statement or omission made in reliance upon and in conformity with information furnished to the Corporation by the Consultant for use in connection with the preparation of the registration statement. The Consultant hereby agrees to indemnify and hold harmless the Corporation and its officers, directors, and employees for and from any losses, claims, damages or liabilities to which they may become subject based upon or arising from any registration of the Consultant's common stock pursuant to this Agreement, if such losses, claims, damages or liabilities result from a statement or omission made in reliance upon and in conformity with information furnished to the Corporation by the Consultant for use in connection with the preparation of the registration statement.

SECTION 6. TERMINATION

     This option shall terminate, and all rights of Consultant under this option shall lapse, three years from the date hereof.

SECTION 7. SHAREHOLDER RIGHTS

     The Consultant shall not have any rights as a shareholder of the Corporation with respect to the shares covered by this option except to the extent that the shares have been issued to the Consultant following the Consultant's exercise of the option.

SECTION 8. ADJUSTMENTS

     The number of shares subject to this option shall be proportionately adjusted for any change in the stock structure of the Corporation because of any stock dividends, recapitalizations, reorganizations, mergers, or other restructuring.

SECTION 9. PROHIBITION AGAINST TRANSFER

     This option is personal to the Consultant, and the Consultant shall have no right to transfer his rights in the option in any manner other than by will or by the laws of descent and distribution. The Consultant is the only person that can exercise this option during his lifetime. Except as permitted by the first sentence of this section 9, the options granted hereby and the rights and privileges thereby conferred may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) nor shall any such option, right, or privilege be subject to execution, attachment, or similar process. Upon any attempt so to transfer, assign, pledge, hypothecate, or otherwise dispose of the options

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granted hereby or of any right or privilege conferred thereby contrary to the provisions hereof, or upon the levy or any attachment or similar process upon such option, right, or privilege, the option and such rights and privileges shall immediately become null and void. The terms of this Agreement shall be binding upon the executors, administrators, heirs, and successors of the Consultant.

SECTION 10. EMPLOYMENT OF CONSULTANT

      This Agreement is not an employment agreement and shall not be construed as such. Nothing in this Agreement shall be construed to constitute or to be evidence of any agreement or understanding, express or implied, on the part of the Corporation to employ or retain the Consultant as a consultant for any specific period of time, or on the part of the Consultant to remain as a consultant of the Corporation for any specific period of time. However, it is the desire of both parties that the Corporation's association with WHI continues beyond the date hereof.

SECTION 11. MISCELLANEOUS PROVISIONS

      11.1 Notice. Any notice or other communication required or permitted to be given under this agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties at the following addresses:

           Consultant:                        Rolf N. Hufnagel
                                              4200 E. Skelly Drive, Suite 590
                                              Tulsa, OK 74135
                                              Telephone (918) 491-6333
                                              Fax (918) 491-6433

           Corporation:                       Robert G. Hatfield
                                              View Tech, Inc.
                                              950 Flynn Road
                                              Camarillo, CA 93012
                                              Telephone (805) 482-8277
                                              Fax (805) 482-3825

All notices and other communications shall be deemed to be given at the expiration of three days after the date of mailing. The address of a party to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other party.

      11.2 Litigation Expense. In the event of a default under this agreement, the defaulting party shall reimburse the nondefaulting party or parties for all costs and expenses reasonably incurred by the nondefaulting party or parties in connection with the default, including without limitation attorney's fees. Additionally, in the event a suit or action is filed to enforce this agreement or with respect to this agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney's fees at the trial level and on appeal.


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     11.3 Waiver. No waiver of any provision of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     11.4 Applicable Law. This agreement shall be governed by and shall be construed in accordance with the laws of the State of California.

     11.5 Entire Agreement. This agreement constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

                                            View Tech, Inc.



                                            By: /s/ Robert G. Hatfield
                                                --------------------------------

                                            Its: Chief Executive Officer
                                                 -------------------------------

                                                   /s/ Rolf N. Hufnagel
                                            ------------------------------------
                                                       Rolf N. Hufnagel

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